EXHIBIT 10.1

DISTRIBUTION/MARKETING AGREEMENT

This DISTRIBUTION/MARKETING AGREEMENT as defined below ("Agreement") is entered into as of March 7, 2016, by and between: XLI Technologies, Inc. a Nevada Corporation (hereinafter "XLI"), and BOSCH TECHNOLOGIES, LLC, a Nevada limited liability company ("BOSCH"). Neither this Agreement nor any rights or obligations of XLI hereunder shall be assignable or transferable by XLI, in whole or in part, by operation of law or otherwise, without the prior written consent of BOSCH.

WHEREAS

I.	BOSCH supplies products using BOSCH'S limited rights to the proprietary Nanotechnology Printed LightSheets, Printed Solar Panels and Printed Batteries (the "Products").

II.

XLI desires to acquire the exclusive distribution/marketing rights, limited by the provisions within this agreement, and re seller of the Products and/or to incorporate the Products into XLI's existing or future products (the "Value Added Products") within the Caribbean Islands excluding Cuba ("Territory") during the Term of this Agreement ("Term").

1.	NOW IT IS AGREED AS FOLLOWS:

a.

Appointment, Exclusivity and Products. 1.1 Appointment. Subject to the terms and conditions of this Agreement, BOSCH hereby appoints XLI for the Term as its exclusive distributor and reseller of the Products with exclusive distribution rights in the Territory and XLI accepts such appointment. XLI may market and sell Products outside of the territory during the Term with the prior written (email) consent of BOSCH which consent shall be subject to change at the option of BOSCH. BOSCH will provide XLI with Ninety (90) days written notice (via email) of any change in consent from BOSCH.

b.

Exclusivity. The exclusivity granted by BOSCH to XLI herein is limited solely to the Term and business in the Territory. Any default by XLI in the performance of the obligations required under this agreement will void the exclusivity provisions of this agreement and BOSCH shall thereafter have the right, in addition to all other rights herein, to sell Products to parties and entities.

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2.	PRODUCTS: "PRODUCTS" means the following of solely BOSCH's rights of specific products:

a.

Printed Solar Panels These Solar Panels utilize nanotechnology to create lightweight printable solar panels. Featuring windows that are clear and functional from both directions. This allows sunlight to pass through while generating electricity, even in conditions of low and ambient lighting.

b.

Printed Batteries These Printed Batteries are a printed power source designed to be produced onto a thin, flexible material with flexible construction, which can thereafter be retrofitted onto printed solar panels and lighting.

c.

Printed Lighting This lighting technology provides the world with a new method of efficient illumination. Printed Light Sheets can be used in a wide variety of products including, but not limited to, retail signs, promotional signs, restaurant menus, road signs, etc. The Printed Lights produce 600-800 lumens depending on size, which can range from one square inch to 800 square feet. Despite the pro vivid brightness, the lights only consume .0625 watts per square foot and have a life span of 80,000-100,000 hours.

3.	XLI COST OF EXCLUSIVITY: XLI shall issue 4.7 million shares of series B preferred stock to BOSCH. BOSCH agrees to transfer such shares to Triton Solar, LLC.

4.	TERM: 10 years

5.

TERRITORY: The Caribbean Islands (excluding Cuba) encompassing 121 countries including US Virgin Islands, Barbados, Bonaire, the Cayman Islands, Saint Croix, the Bahamas, Hispaniola, Puerto Rico, Jamaica, Dominica, Montserrat, Saba, Saint Kitts, Saint Lucia, Saint Thomas, Saint John, Tortola, Grenada, Saint Vincent, Guadeloupe, Martinique, and Trinidad & Tobago.

6.	BOSCH'S ADDITIONAL FEE: "BOSCH's ADDITIONAL FEE" shall be 5% additional to all purchases related to all product sales and distribution.

7.	COST OF PRODUCTS: Shall be determined on a case by case basis by mutual agreement of the parties.

8.

MARKETING: XLI will be responsible for all costs in connection with or allocable to any advertising and promotions, including design, production and manufacture, marketing and advertising materials, press kits, advertising funding and rebates including "co-op" advertising, display and advertising, fixtures, placement, transaction reporting and management, media purchases, website design, development and maintenance (including hosting services, server maintenance, hardware and software costs and security services), artwork graphics, fulfillment, promotions, mass merchant advertising, advertising agency and consultant fees and/or public relations.

9.

ENTIRE AGREEMENT: This Distribution/Marketing Agreement ("Main Agreement"), between XLI and BOSCH as to the subject matter hereof, and supersede all previous agreements, warranties or representations, oral or written, which may have been made be tween XLI and BOSCH as to the subject matter hereof.

10.

BOSCH'S WARRANTIES: BOSCH warrants that it is solvent and not in danger of bankruptcy. BOSCH has the authority to enter into this Agreement and there are and, to the best of BOSCH's knowledge and belief, will be no claims, actions, suits, arbitrations, or other proceedings or investigations pending or threatened against or affecting the BOSCH's ability to fulfill its obligations under this Agreement, at law or in equity, or before any federal, state, county, municipal or other governmental instrumentality or authority, do mestic or foreign. BOSCH warrants that all payments of the XLI percentages will be by check, wire transfer or money order payable in the name of XLI.

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11.

PROPRIETARY INFORMATION: XLI shall not disclose, without obtaining the prior consent of BOSCH, to any person, other than shareholders, officers, and employees of XLI or any persons to whom disclosure is reasonably necessary or appropriate, any material, confidential information obtained by XLI which pertains to any of BOSCH's product distribution rights, private product information, clients, marketing, procedures, practices, pricing, financial condition, or methods which is not a matter of public knowledge and the disclosure of which is not required for the performance of BOSCH's duties.

12.

ASSIGNMENT: XLI may not assign this Agreement or delegate its obligations in whole or in part, or sublicense or use an agent to exploit the media buys voluntarily or involuntarily, without notice of BOSCH's prior approval in BOSCH's sole discretion, and any attempted assignment in breach of this provision will be void.

13.

INDEMNITY: Each party hereby agrees to defend, indemnify and hold harmless the other (and its affiliates, and its and their re spec tive successors, assigns, distributors, officers, directors, employees and representatives) against and for any and all claims, liabilities, damages, costs and expenses (including reasonable outside attorney's fees and court costs) arising from or related to any breach by the indemnifying party of any of its undertakings, representations or warranties under this Agreement, and/or arising from or related to any and all third party claims which, if proven, would be such breach. Each party agrees to notify the other in writing of any and all claims to which this indemnity will apply, and to afford the indemnifying party the opportunity to undertake the defense of such claim(s) with counsel approved by the indemnified party (which approval will not be unreasonably withheld), subject to the right of the indemnified party to participate in such defense at its cost.

14.

ENTIRE AGREEMENT: DISTRIBUTION/MARKETING AGREEMENT ("Main Agreement"), between XLI and BOSCH as to the subject matter hereof, and supersede all previous agreements, warranties or representations, oral or written, which may have been made between XLI and BOSCH as to the subject matter hereof.

By signing in the spaces provided below and fulfillment (i.e., "XLI cost of exclusivity"); XLI and BOSCH accept and agree to all of the terms and conditions of this Agreement in its entirety.

XLI Technologies, Inc. (XLI)	Bosch Technologies, LLC (BOSCH)

/s/ James Schramm	/s/ Arlene Legaspi
Name: James Schramm	Name: Arlene Legaspi

Date: 03-8-16	Date: 03-8-16

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